Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd.,
Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NEXTEL MEXICO AND TELCEL SIGN MOBILE INTERCONNECTION
AGREEMENT IN MEXICO
RESTON, Va. — December 3, 2007 — NII Holdings, Inc. [NASDAQ: NIHD] today announced that its subsidiary, Nextel Mexico, has signed a mobile to mobile interconnection agreement with Telcel, a subsidiary of America Movil S.A. de C.V. This agreement is an important step for Nextel Mexico in its effort to achieve full mobile interconnection recognition by all carriers in Mexico. Nextel Mexico believes that achieving that recognition will position it to offer additional services to its customers such as calling party pay rate plan services. The Company continues its effort to reach similar agreements with other telecommunications carriers in Mexico and to take other steps necessary to be positioned to realize the benefits of those agreements including the implementation of the necessary network interconnection points with the other carriers and the completion of related testing.
About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico, Peru, and Chile offering a fully integrated wireless communications tool with digital cellular voice service, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectTM, a digital two-way radio feature. NII Holdings, Inc., a Fortune 1000 company, trades on the NASDAQ market under the symbol NIHD and is a member of the NASDAQ 100 Index. Visit the Company’s website at http://www.nii.com. Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., a wholly-owned subsidiary of SprintNextel Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports filed from time to time with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.